EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2014

CONFERENCE CALL TRANSCRIPT

JANUARY 20, 2015 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter ended on December 31, 2014. At the request of the company this conference call is being recorded.  Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, on-line, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the “PetMeds” family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery.  At this time I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you, I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I’d like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session which will be later in the call.  Also, certain information that will be included in this press conference may include forward looking-statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties.  These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us.  Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions.  Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements.  We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you Bruce. Welcome everyone. Thank you for joining us. Today we will review the highlights of our financial results.  We’ll compare our third fiscal quarter and nine months ended on December 31, 2014 to last year’s quarter and nine months ended on December 31, 2013.

For the third fiscal quarter ended on December 31, 2014 sales were $49.3 million compared to sales of $50.1 million for the same period the prior year, a decrease of 1.6%.  For the nine months ended on December 31, 2014 sales were $179.4 million compared to sales of $184.8 million for the nine months the prior year, a decrease of 2.9%.  The decreases in sales were due to decreases in new order and reorder sales. The average order value for the quarter was approximately $76 compared to $72 for the same quarter the prior year.

For the third fiscal quarter net income was $4.8 million, or $0.24 diluted per share compared to $4.5 million, or $0.23 diluted per share for the same quarter the prior year, an increase to net income of 5.6%.  For the nine months, excluding a one-time charge for an IT-related discontinued project in the September quarter, net income was $13.6 million, or $0.67 diluted per share compared to $13.4 million, or $0.67 per diluted share a year ago, an increase to net income of 1.0%.  The one-time IT-related discontinued project charge in the September quarter was $1.7 million before taxes, and the net after tax impact of this charge was $1.1 million, or $0.5 diluted per share.

Reorder sales decreased slightly to $42.2 million for the quarter compared to reorder sales of $42.4 million for the same quarter the prior year.  For the nine months, the reorder sales decreased by 2.0% to $147.2 million compared to $150.2 million for the same period a year ago.

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New order sales decreased by 7.5% to $7.1 million for the quarter compared to $7.7 million for the same period the prior year.  For the nine months, the new order sales decreased by 6.9% to $32.2 million compared to $34.5 million for the same period last year. The decreases were mainly due to increase in customer acquisition costs.

We acquired approximately 96,000 new customers in our third fiscal quarter compared to 114,000 for the same period the prior year, and we acquired approximately 430,000 new customers in the nine months compared to 490,000 for the same period a year ago.  For the quarter, approximately 80% of our sales were generated on our web site compared to 79% for the same quarter last year.  The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

For the third fiscal quarter our gross profit as a percent of sales was 34.7% compared to 33.7% for the same period a year ago.  For the nine months, our gross profit as a percent of sales was 33.1% compared to 32.6% for the nine months a year ago. The percentage increases can be attributed to a shift in sales to higher margin items.

Our general and administrative expenses were lower by $160,000 for the quarter and about $280,000 for the nine months compared to the same periods last year.  For the quarter we spent $4.3 million in advertising compared to $4.5 million for the same quarter the prior year.  For the nine months, we spent $21.1 million for advertising compared to $21.9 million for the nine months the prior year.  Advertising cost of acquiring a customer for the quarter was $45 compared to $40 for the same quarter the prior year, and for the nine months it was $49 compared to $45 for the same period a year ago. The increases were mainly due to advertising costs increases.

We had $52.6 million in cash and short term investments and $21.6 million in inventory with no debt as of December 31, 2014.  Net cash from operations for the nine months was $29.5 million compared to $17.7 million for the nine months the prior year. The increase was mainly due to a reduction in inventory and prepaid expenses.

This ends the financial review. Operator we are ready to take questions.

Coordinator:

Thank you. We will now begin the question and answer session, If you would like to ask a question please press Star and then 1. Please un-mute your phone and record your name when prompted. To cancel your request, please press Star 2, one moment please for the first question.  Our first question comes from Mr. Kevin Ellich from Piper Jaffray. Sir your line is open. You may now begin.

Cairn Clark:

Hi, this is Carin Clark, on for Kevin Ellich. I’m wondering if you can give us any more detail on the advertising costs being down.  Last quarter you mentioned that cost per impression were up mid to high single digit and also the TV online were up across the board. I’m just wondering, you know, if you see any changes there going forward?

Mendo Akdag:

We’re anticipating that cost per impression going forward is going to go up mid-single digits.

Cairn Clark:

Okay got it, just one more follow-up. I’m wondering if you can give us any more details on the improved marketing and database efforts you mentioned a full implementation last quarter coming in this spring. Just wondering if that timing is still on track?

Mendo Akdag:

That timing is still on track, yes.

Cairn Clark:

All right thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you sir. Our next question comes from Mr. Anthony Lebiedzinski from Sidoti.

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Anthony Lebiedzinski:

Yes, good morning. Yes, this is Anthony Lebiedzinski from Sidoti. Just, you know, looking at the gross margin definitely an impressive improvement up 98 basis points.  Can you just give us a sense as to whether this was mostly driven by an increase in your prescription business? And if that’s the case, you know, how sustainable are these trends?

Mendo Akdag:

Sales shifted to higher margin items. It’s going to depend on the sales mix going forward if we can sustain it or not.

Anthony Lebiedzinski:

Okay. And, you know, looking at your comment about the focusing on improving your marketing efforts to increase sales, are there any new initiatives under way, you know, can you give us some more color about this please?

Mendo Akdag:

We will be running some new campaigns. Actually we’re currently running a new creative. And also we will put more emphasis on database marketing but I’m not going to get into specifics due to competitive reasons.

Anthony Lebiedzinski:

Okay. That’s understandable. And just wondering as far as the AOV, you know, what drove that AOV increase? Can you give us some examples please?

Mendo Akdag:

Sales shifted to higher priced items was the main reason for the increase and also there was some, you know, higher quantities purchased.

Anthony Lebiedzinski:

Okay. So in other words the more - did you see more people buying let’s say six-packs of flea and tick medications versus three-packs the year before, is that a good example?

Mendo Akdag:

Yes.

Anthony Lebiedzinski:

Okay all right. Well thanks a lot.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you sir, once again to ask a question please press Star and then 1, and record your name. To cancel your request you can press Star 2, one moment please for the first question.  Okay and I will turn the meeting over to Mr.- oh one moment please.  Our next question comes from Mitch Bartlett from Craig-Hallum. Ma’am your line is open. You may now begin.

Mitch Bartlett:

Hi. Good morning. Just would like to- I mean it seems like so much of the conversation is about the mix shift more to prescription away from OTC and how that is supporting numbers despite customer counts that are down, order counts that are down, things like that.  So is there - has there been a change in the way you go after a customer? Do you - did in the past you lead with a flea and tick and convert them into a prescription now you go hard for a prescription customer and perhaps that’s why the cost of customer acquisition is going up because that’s a more valuable customer?  Maybe you could just talk to us about the strategy around the mix shift and how you are positioning the company.

Mendo Akdag:

I can tell you that there has been some change in the last, I would say, one year. Obviously we are going after the more profitable sale and where there’s less competition.

Mitch Bartlett:

Got it. And so does that mean the media advertising has changed the media the mix of media has changed or...

Mendo Akdag:

No, no it has not changed much. If it changed it would change due to the cost not necessarily us driving it.

Mitch Bartlett:

Okay, thank you.

Coordinator:

Thank you sir. I will now turn the meeting over to Mr. Akdag. Sir you may begin.

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Mendo Akdag:

Going forward we are focusing on improving our marketing efforts to increase sales. This wraps up today's conference call. Thank you for joining us. Operator this ends the conference call.

Coordinator:

And that concludes today’s conference. Thank you for participating. You may now disconnect.

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